[Letterhead]
Neil M. Leibman

Leibman & Associates, P.C.
A Professional Corporation                                         Telephone
Attorneys at Law                                                   713/961-9399
24 Greenway Plaza, Suite 1826                                      Telecopier
Houston, Texas 77046-2413                                          713/961-7997

                                 January 9, 2000

AFFORDABLE TELECOMMUNICATIONS
TECHNOLOGY CORPORATION
6227 Southwest Freeway
Houston, Texas 77074

                          Re: Legal Services Agreement

Dear Steve:

         This letter shall confirm that this firm has agreed to represent you and handle corporate matters for the period of January 1, 2000 through May 30, 2000. This letter shall also confirm that you have prepaid the legal services but the fee received does not include expenses incurred. Further, we acknowledge receipt of the 120,000 shares of common stock which we have agreed to value at $0.20 per share for a total of $24,000 and thus relating to a monthly retainer fee of $4,800.00. You may use as much of as little as our service as you desire within our parameters, as the service is prepaid.

         Should you have any questions or concerns, please contact our office at the above address and telephone number.

                                                     Very truly yours,


                                                     /s/ Neil M. Leibman

                                                     Neil M. Leibman
                                  For the Firm

NML:sm

Enclosures